NEWS RELEASE

#04O – January 28, 2004	Contact:	Allan V. Cecil
Vice President
+843-383-7524
allan.cecil@sonoco.com

SONOCO REPORTS FOURTH QUARTER AND TWELVE MONTHS EARNINGS

Hartsville, S.C. – Sonoco (NYSE:SON), the global packaging company, today reported earnings per diluted share for the fourth quarter of 2003 of $0.75, versus $0.36 for the same period in 2002. Earnings for the fourth quarter of 2003 included a net gain on the sale of the Company’s High Density Film business of $0.51 per share and restructuring charges of $0.13 per share, compared with restructuring charges of $0.02 per share in the fourth quarter of 2002, it was announced by Harris E. DeLoach, Jr., president and chief executive officer.

In late December 2003, the Company completed the sale of its High Density Film business to Hilex Poly Co., LLC, at a price of approximately $119 million, including approximately $81 million in cash, subject to final determination of net working capital, and the balance in subordinated notes and preferred nonvoting membership interests, resulting in a net gain of approximately $63.1 million ($49.4 million after tax). Operating results of this business for all periods, as well as the gain in the fourth quarter of 2003, are presented as “income from discontinued operations (net of income taxes)” in the accompanying condensed consolidated statements of income.

Sales from continuing operations for the fourth quarter of 2003 were $730.2 million, versus $699.9 million for the same period in 2002. Net income from continuing operations for the fourth quarter of 2003 was $18.9 million, versus $30.5 million in the fourth quarter of 2002. Net income from continuing operations for the fourth quarter of 2003 included after-tax restructuring charges of approximately $12.6 million in connection with the Company’s announced restructuring actions, as compared with restructuring charges of $2.0 million after tax during the same period in 2002.

“Net income for the fourth quarter was positively impacted primarily by the gain on the sale of Sonoco’s High Density Film business, lower costs resulting from productivity initiatives including restructuring and a lower effective tax rate. Results were negatively impacted principally due to restructuring charges related to the announcements during the quarter of four plant closings and additional restructuring costs related to previously announced restructuring actions. The Company also incurred operating costs not charged to restructuring relating to the transition of business from its Fulton, New York, flexibles plant to other Sonoco facilities during the fourth quarter,” said DeLoach.

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North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
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Sonoco Reports 4th Qtr and 12 Mos. Earnings – page 2

The restructuring is part of Sonoco’s previously announced plans to reduce its overall cost structure by $54 million (pretax). Since the target was announced, the Company has implemented actions to achieve approximately $48 million in reduced year over year costs. The Company expects to announce in 2004 the closing of an additional five to ten plants which is expected to result in additional savings of approximately $6 million (pretax) in annualized fixed cost reductions, excluding the impact of restructuring charges related to these actions which cannot be estimated at this time,” he said. DeLoach explained that the quarter was also negatively impacted by the anticipated and previously disclosed higher pension and postretirement costs of approximately $.05 per share, compared with the fourth quarter of 2002.

“Sales for the fourth quarter were up approximately 4% over the same period last year, primarily reflecting the favorable impact of foreign exchange translation and slightly higher volumes,” DeLoach observed.

“Company-wide volumes during the quarter were up by approximately 1 percent, versus the same period last year. Volume increases in the Company’s industrial packaging segment resulted primarily from higher demand for global engineered carriers and protective packaging. In the consumer packaging segment, volumes declined, compared with the fourth quarter of 2002, due to decreases in flexible packaging, partially offset by improvements in rigid paper and plastics and closures,” stated DeLoach.

Cash generated from operations for the fourth quarter was $122.8 million, compared with $57.2 million for the same period in 2002. Fourth quarter cash generated from operations, which included the impact of funding benefit plans of approximately $20 million, and the $81.1 million in cash from the sale of the High Density Film business were used to reduce debt by approximately $107.4 million, for capital expenditures of $32 million and to pay dividends of $20.3 million. Cash from operations in 2002 included the impact of approximately $77 million of pension funding.

For the year ended December 31, 2003, earnings per diluted share were $1.43, versus $1.39 for the year 2002. Earnings for 2003 included a net gain on the sale of assets of $.51 per share and restructuring charges of $.38 per share, compared with restructuring charges of $.08 per share in 2002. Net income from continuing operations for 2003 was $78.2 million vs. $125.5 in the same period last year. Net income from continuing operations for the year 2003 included after-tax restructuring charges of $36.8 million, compared with after-tax restructuring charges of $8.1 million during the year 2002. Sales from continuing operations for 2003 were $2.8 billion, versus $2.7 billion in the same period last year.

Also for the full twelve months of 2003, cash generated from operations was $328.4 million, versus $271.4 million for the full year 2002. Cash generated from operations for the year 2003, which included the impact of funding benefit plans of $23 million, and the $81.1 million in cash from the sale of the High Density Film business were used to reduce debt by approximately $165.1 million, for capital expenditures of $113.6 million and to pay dividends of $81.1 million. Cash from operations in 2002 included the impact of approximately $120 million in pension funding.

“Despite operating in a depressed manufacturing economy for the fourth consecutive year and experiencing continued pricing pressure and increased raw material costs, additional pension and postretirement expenses of $0.19 per diluted share ($.50 per diluted share increase over the last three years), and higher energy and healthcare expenses, we made significant progress during 2003 toward positioning the Company for profitable growth going forward. For example, we continued to generate strong cash flow from operations, initiated an additional $48 million in structural cost reductions and reduced our exposure to the more cyclical high density resin markets with the sale of our high density film business, which will also enable us to redeploy the value of those assets into our higher growth rate businesses. In addition, we are significantly increasing the number of new products being readied for market introduction, driven by over 700 global patent applications since 2000,” said DeLoach.

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Sonoco Reports 4th Qtr and 12 Mos. Earnings – page 3

“Our U.S. pension plan was fully funded at year-end, we have paid consecutive dividends since 1925 which currently have an annual yield of about 3.5 percent, we have one of only two A-range credit ratings in the packaging industry, we are the global market leader in engineered carriers and rigid paper packaging, and our customer list is a “Who’s who” of global industrial and consumer companies,” he stated.

“Overall, we believe we have significantly improved our sales and earnings potential and are well positioned to benefit from any general economic improvement affecting the markets we serve.

“Looking forward, the Company will work toward achieving its growth guideline of approximately $4 billion in profitable sales over the next four years. We expect to do so through acquisitions, joint ventures and organic growth (consisting of geographical expansion of existing products, the extension of current technologies and through new product and market development).

“Any acquisitions, of course, would be expected to meet our criteria of being complementary to our existing businesses, not being dilutive in the first year and return our cost of capital within the first three to four years. To help drive our growth initiatives, we have initiated an executive-level growth readiness team, reporting to me, to help identify opportunities, ensure execution and measure our progress,” DeLoach explained.

He also noted that the Company expects its cash flow from operations to average in the annual range of $330 million to $360 million over the next four years, with capital expenditures expected to average between $125 million and $150 million annually. The Company expects to contribute about $25 million annually to its pension and post-retirement plans. Furthermore, effective January 1, 2004, the Company switched to a defined contribution plan for new employees which, longer term, should make costs more predictable.”

“In 2004, we certainly expect to benefit from our cost reductions and continued productivity improvement and do not anticipate a significant increase in pension and post-retirement expenses. These positive factors are, however, likely to be partially offset by continued price/cost pressures, the loss of earnings from the High Density Film business and higher benefit costs. While we have seen three consecutive months of modestly improved year-over-year volumes in our industrial packaging segment, we do not expect significant volume improvements in our industrial packaging segment at least through the first quarter of 2004. Assuming no significant change in volumes, we expect earnings for the first quarter of 2004 in the range of $.31 to $.35 per diluted share, excluding any restructuring charges, which cannot be estimated at this time. As previously announced, we expect earnings for the full year 2004 in the range of $1.40 to $1.45 per diluted share, excluding any restructuring charges and assuming no significant changes in volume or pricing.

Segment Review
Consumer Packaging

The consumer packaging segment includes the following products and services: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; metal and plastic ends and closures; specialty packaging; and packaging services.

Fourth quarter 2003 sales for the consumer packaging segment were $328.4 million, versus $324.2 million in the same period for 2002. Operating profit for this segment was $20.1 million, versus $22 million in the fourth quarter of 2002.

Sales in the consumer packaging segment were up year-over-year in the fourth quarter, primarily due to the impact of favorable foreign exchange translations, offset negatively by lower volume. Volumes in the consumer packaging segment

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Sonoco Reports 4th Qtr and 12 Mos. Earnings – page 4

were down approximately 1 percent, compared with last year’s fourth quarter. Volume improvements in rigid paper and plastic were more than offset by decreases in flexible packaging.

Operating profit for the fourth quarter in the consumer packaging segment declined from the same period last year primarily because of volume shortfalls and increased pension and post-retirement expenses, partially offset by lower costs resulting from productivity initiatives and restructuring savings.

Industrial Packaging

The industrial packaging segment includes the following products and services: high-performance paper, plastic and composite engineered carriers; paperboard; wooden, metal and composite reels for wire and cable packaging; fiber-based construction tubes and forms; custom designed protective packaging; and supply chain management capabilities.

Fourth quarter 2003 sales for the industrial packaging segment were $401.8 million, versus $375.7 million in the same period in 2002. Operating profit for the industrial packaging segment for the fourth quarter 2003 was $30.7 million, versus $36.4 million in the fourth quarter of 2002.

“Fourth quarter sales in the industrial packaging segment increased, compared with the same period last year, primarily due to volume increases in the global engineered carrier and protective packaging markets along with the favorable impact of foreign exchange translation, partially offset by the impact of lower selling prices in recovered paper operations.

“Volumes in the industrial packaging segment were up approximately 3 percent over last year’s fourth quarter. Operating profit for the segment declined, driven principally by higher energy and pension and post-retirement costs, partially offset by lower costs resulting from productivity initiatives and restructuring actions,” said DeLoach.

Corporate

Depreciation and amortization expense for the fourth quarter of 2003 was $42.2 million, compared with $38.4 million in 2002. Net interest expense for the fourth quarter decreased $1 million, compared with the same period in 2002, primarily due to lower average debt levels.

The effective tax rate for continuing operations for the twelve month period ending December 31, 2003, was 34.8 percent, compared with 35.6 percent for the same period in 2002. The lower effective tax rate in the fourth quarter was primarily due to restructuring charges in higher tax rate jurisdictions.

The Company previously announced that it had identified a possible impairment on certain operational assets in Asia. Following the completion of the analysis, it was determined that no impairment currently exists.

Sonoco, founded in 1899, is a $3 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 32 countries serving customers in some 85 nations. Additional information about the Company is available at www.sonoco.com.

Conference Call

Sonoco will host its regular quarterly conference call concerning financial results for the most recent quarter today Wednesday, January 28, 2004, at 2:00 p.m. EST. The conference call can be accessed in a “listen only” mode via the Internet at www.firstcallevents.com/service/ajwz396398548gf12.html. A replay will be available through the Investor Information section of the Sonoco Web site at www.sonoco.com for six months after the conference.

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Sonoco Reports 4th Qtr and 12 Mos. Earnings – page 5

Forward-looking Statements and Other Information

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “objective,” “goal,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, and producing improvements in earnings. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.

Information about the Company’s use of non-GAAP financial measures, why management believes presentation of non-GAAP financial measures provides useful information to investors about the Company’s financial condition and results of operations, and the purposes for which management uses non-GAAP financial measures is included in the Company’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, www.sonoco.com.

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SONOCO REPORTS FOURTH QUARTER, TWELVE MONTHS RESULTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Sales	$730,205	$699,913	$2,758,326	$2,701,419
Cost of sales	599,857	571,568	2,259,887	2,178,778
Selling, general and administrative expenses	79,544	69,914	289,839	276,580
Restructuring charges	16,921	2,944	50,056	10,409

Income before interest and taxes	33,883	55,487	158,544	235,652
Interest expense	(12,549)	(13,429)	(52,399)	(54,196)
Interest income	602	512	2,188	1,650

Income before income taxes	21,936	42,570	108,333	183,106
Provision for income taxes	4,654	14,514	37,698	65,075

Income before equity in earnings of affiliates/ Minority interest in subsidiaries	17,282	28,056	70,635	118,031
Equity in earnings of affiliates/Minority Interest in subsidiaries	3,187	2,459	8,998	7,372
Affiliate/Minority Interest restructuring	(1,527)	—	(1,455)	65

Net income from continuing operations	18,942	30,515	78,178	125,468
Income from discontinued operations (net of income tax)	54,478	4,323	60,771	9,848

Net Income	$73,420	$34,838	$138,949	$135,316

Average shares outstanding — diluted	97,368	96,904	97,129	97,178
Diluted earnings per share	$.75	$.36	$1.43	$1.39

Dividends per common share	$.21	$.21	$.84	$.83

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2003	2002

Assets
Current Assets:
Cash and cash equivalents	$84,854	$31,405
Trade accounts receivables	320,676	314,429
Other receivables	33,066	32,724
Inventories	252,196	244,554
Prepaid expenses and deferred taxes	60,265	40,155

	751,057	663,267
Property, plant and equipment, net	923,569	975,368
Goodwill	383,954	359,418
Other assets	458,079	438,386

	$2,516,659	$2,436,439

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$444,417	$418,457
Notes payable and current portion of long-term debt	201,367	134,500
Taxes on income	38,325	5,639

	684,109	558,596
Long-term debt	472,128	699,346
Pension and other postretirement benefits	140,990	121,176
Deferred income taxes and other	204,255	189,896
Shareholders’ equity	1,015,177	867,425

	$2,516,659	$2,436,439

Prior years’ data has been reclassified to conform to the current year presentation.

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SONOCO REPORTS FOURTH QUARTER, TWELVE MONTHS RESULTS — Page 2

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Net Sales
Industrial Packaging	$401,847	$375,694	$1,519,898	$1,465,743
Consumer Packaging	328,358	324,219	1,238,428	1,235,676

Net Sales	$730,205	$699,913	$2,758,326	$2,701,419

Income before Income Taxes
Operating Profit — Industrial Packaging	$30,683	$36,426	$123,033	$151,770
Operating Profit — Consumer Packaging	20,121	22,005	85,568	94,291
Restructuring/Impairment charges	(16,921)	(2,944)	(50,057)	(10,409)
Interest, net	(11,947)	(12,917)	(50,211)	(52,546)

Income before Income Taxes	$21,936	$42,570	$108,333	$183,106

Prior years’ net sales data has been reclassified to conform to the current year presentation.

Does not include the operating results of the High Density Film business, which are shown on the Condensed Consolidated Statements of Income as “Income from discontinued operation (net of income taxes).”